As filed with the Securities and Exchange Commission on September 22, 2016

Registration No. 333-211714

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 7

to

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AC IMMUNE SA

(Exact name of Registrant as specified in its Charter)

Not Applicable

(Translation of Registrant’s name into English)

Switzerland	2834	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Andrea Pfeifer

Chief Executive Officer

EPFL Innovation Park

Building B

1015 Lausanne

Switzerland

+41 21 345 91 21

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

National Corporate Research, Ltd.

10 East 40th Street, 10th Floor

New York, New York 10016

(800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard D. Truesdell, Jr. Derek J. Dostal Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000	Mitchell S. Bloom Arthur R. McGivern Goodwin Procter LLP Exchange Place 53 State Street Boston, MA 02109 (617) 570-1000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

Explanatory Note

The sole purpose of this Amendment No. 7 to the Company’s Registration Statement on Form F-1 is to amend the exhibit index and to file exhibit 5.1. Accordingly, this Amendment No. 7 consists only of the facing page, this explanatory note, Part II, including the signature page and the exhibit index, and the exhibit filed herewith. This Amendment No. 7 does not contain a copy of the prospectus that was included in Amendment No. 6 to the Company’s Registration Statement on Form F-1 and is not intended to amend or delete any part of the prospectus.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6.	Indemnification of Directors and Officers

Under Swiss law, a corporation may indemnify its directors or officers against losses and expenses (except for such losses and expenses arising from willful misconduct or negligence, although legal scholars advocate that at least gross negligence be required), including attorney’s fees, judgments, fines and settlement amounts actually and reasonably incurred in a civil or criminal action, suit or proceeding by reason of having been the representative of, or serving at the request of, the corporation.

Subject to Swiss law, Article 29 of our articles of association provides for indemnification of the existing and former members of our board of directors, executive management, and their heirs, executors and administrators, against liabilities arising in connection with the performance of their duties in such capacity, and permits us to advance the expenses of defending any act, suit or proceeding to members of our board of directors and executive management.

In addition, under general principles of Swiss employment law, an employer may be required to indemnify an employee against losses and expenses incurred by such employee in the proper execution of their duties under the employment agreement with the company.

We intend to enter into indemnification agreements with each of the members of our board of directors and executive officers in the form to be filed as an exhibit to this Registration Statement upon the closing of this offering.

In the underwriting agreement that we enter into in connection with the sale of the common shares being registered hereby, a form of which has been filed as Exhibit 1.1 to this Registration Statement, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended, the Securities Act, against certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that, in the opinion of the U.S. Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.	Recent Sales of Unregistered Securities

The following sets forth information regarding all unregistered securities sold during the last three fiscal years, adjusted to give effect to the 250-for-1 stock split effected on October 23, 2015. Within the last three years, the registrant has issued and sold the following securities:

1. On December 10, 2013, the registrant issued 2,061,250 shares of preferred stock for aggregate consideration of CHF 10.0 million.

2. On June 25, 2014, the registrant issued 2,061,250 shares of preferred stock for aggregate consideration of CHF 10.0 million.

3. From January 1, 2013 through August 31, 2016, the registrant issued options to purchase 963,000 shares of its common stock to its employees and directors with an exercise price of CHF 0.14548 per share.

4. From January 1, 2013 through August 31, 2016, a total of 2,246,250 options were exercised by the registrant’s employees and directors for aggregate consideration of CHF 326,784.

5. On October 21, 2015, the registrant issued 3,113,250 shares of preferred stock for an aggregate subscription amount of approximately $30.0 million.

6. On April 15, 2016, the registrant issued 1,401,792 shares of preferred stock for an aggregate subscription amount of $13.5 million.

7. On May 25, 2016, the registrant issued 5,300,000 shares of its common stock to Credit Suisse AG, Zurich for an aggregate subscription amount of CHF 106,000.

The sales and issuances of restricted securities in the transactions described in the paragraphs above were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act.

There were no underwritten offerings employed in connection with any of the transactions set forth above.

Item 8.	Exhibits and Financial Statement Schedules

Exhibits

See the Exhibit Index beginning on page II-5 of this registration statement.

Financial Statement Schedules

None.

Item 9.	Undertakings

The undersigned hereby undertakes:

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lausanne, Switzerland on September 22, 2016.

AC IMMUNE SA

By:	/s/ Andrea Pfeifer
	Name:	Andrea Pfeifer
	Title:	Chief Executive Officer

By:	/s/ George Pavey
	Name:	George Pavey
	Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on September 22, 2016 in the capacities indicated:

Name	Title	Date

/s/ Andrea Pfeifer	Chief Executive Officer (principal executive officer)	September 22, 2016
Andrea Pfeifer

/s/ George Pavey	Chief Financial Officer (principal financial officer and principal accounting officer)	September 22, 2016
George Pavey

/s/ Jean-Fabien Monin	Chief Administrative Officer (principal operating officer)	September 22, 2016
Jean-Fabien Monin

*	Chairman and Director	September 22, 2016
Martin Velasco

*	Director	September 22, 2016
Detlev Riesner

*	Director	September 22, 2016
Mathias Hothum

*	Director	September 22, 2016
Friedrich von Bohlen und Halbach

*	Director	September 22, 2016
Peter Bollman

*	Authorized Representative in the United States	September 22, 2016
Colleen A. DeVries
SVP of National Corporate Research, Ltd

*By:	/s/ Andrea Pfeifer	Attorney-in-fact
Andrea Pfeifer

*By:	/s/ George Pavey	Attorney-in-fact
George Pavey

EXHIBIT INDEX

The following documents are filed as part of this registration statement:

1.1	Form of Underwriting Agreement*

3.1	Form of Articles of Association*

4.1	Registration Rights Agreement*

5.1	Opinion of Vischer AG, Swiss counsel of AC Immune SA, as to the validity of the common shares

8.1	Opinion of Vischer AG, Swiss counsel of AC Immune SA, as to Swiss tax matters*

8.2	Opinion of Davis Polk & Wardwell LLP as to U.S. tax matters*

10.1	Research Collaboration and License Agreement between AC Immune SA Corporation and Genentech, Inc. dated November 6, 2006#*

10.2	Amendment to the Research Collaboration and License Agreement between AC Immune SA Corporation and Genentech, Inc. dated May 7, 2015#*

10.3	Research Collaboration and License Agreement between AC Immune SA Corporation and Genentech, Inc. dated June 15, 2012#*

10.4	License and Collaboration Agreement between Piramal Imaging Ltd., Piramal Imaging SA and AC Immune SA, dated May 9, 2014#*

10.5	License, Development and Commercialization Agreement between Janssen Pharmaceuticals, Inc. and AC Immune SA, dated December 24, 2014#*

10.6	Form of Indemnity Agreement*

10.7	AC Immune SA 2013 Equity Incentive Plan*

10.8	Subscription Agreement among Fidelity entities and AC Immune SA, dated October 16, 2015*

10.9	Subscription Agreement among Temasek entities and AC Immune SA, dated October 16, 2015*

23.1	Consent of Ernst & Young AG*

23.2	Consent of Vischer AG, Swiss counsel of AC Immune SA (included in Exhibit 5.1)

23.3	Consent of Vischer AG, Swiss counsel of AC Immune SA (included in Exhibit 8.1)*

23.4	Consent of Davis Polk & Wardwell LLP (included in Exhibit 8.2)*

#	Filed in redacted form subject to a Request for Confidential Treatment.
*	Previously filed.